Exhibit 4.1

Article Fourth of the Certificate of Incorporation and

Articles II and VI of the Bylaws

Article Fourth of the Certificate of Incorporation

FOURTH: The Corporation shall have authority to issue the following Classes of stock in the following amounts with the respective powers, preferences, rights, qualifications, limitations and restrictions set forth, or determined in the manner set forth, below.

(A) Statement of Authorized Stock. The corporation shall have the authority to issue a total number 26,300,000 shares of capital stock of the following classes in the following amounts and having the par values set forth below:

(1) Common Stock - 25,000,000 shares, par value $.0l per share (the “Common Stock”);

(2) 10% Series C Cumulative Redeemable Preferred Stock – 300,000 shares, par value $.01 per share (the “Series C Preferred Stock”); and

(3) Preferred Stock – 1,000,000 shares, par value $.01 per share (the “Preferred Stock”).

(B) Optional Rights to Purchase. The Corporation may create optional rights to purchase or subscribe, or both, to its stock of any class or series on such terms, at such price, in such manner and at such time or times as shall be expressed in a resolution adopted by the Board of Directors, and may issue warrants or other evidences of such rights.

(C) Statement of Rights and Preferences. The respective designations, powers, preferences, rights, qualifications, limitations and restrictions of the Corporation’s capital stock shall be as follows:

(1) Common Stock.

Section 1.1. Dividends. Subject to the rights of the holders of Series C Preferred Stock and except as specifically provided by resolutions of the Board of Directors providing for the issuance of shares of Preferred Stock, and subject to any other provisions of this Restated Certificate of Incorporation, as amended from time to time, holders of Common Stock shall be entitled to receive equally on a per share basis such dividends and other distributions in cash, securities or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

Section 1.2. Voting. Subject to the rights of the holders of Series C Preferred Stock and except as otherwise required by statute or specifically provided by resolutions of the Board of Directors providing for the issuance of shares of Preferred Stock, the Common Stock shall have the sole right and power to vote on all matters on which a vote of stockholders is to be taken. At every meeting of stockholders, each holder of Common Stock shall be entitled to cast one (1) vote in person or by proxy for each share of Common Stock standing in his or her name on the records of the Corporation.

Section 1.3. Liquidation Rights. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and such amounts as may be payable to the holders of Series C Preferred Stock and any other shares of stock of the Corporation entitled to a preference over the Common Stock upon such dissolution, liquidation or winding up, the remaining assets and funds of the Corporation shall be divided among and paid ratably to the holders of Common stock. A merger or consolidation of the Corporation with or into any other corporation or a sale or conveyance of all or any part of the assets of the Corporation shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this Section 1.3.

(2) Series C Preferred Stock.

Section 2.01 Rank. Each share of Series C Preferred Stock shall rank equally in all respects. Shares of the Series C Preferred Stock shall rank prior to the Common Stock and, except as approved by the holders of Series C Preferred Stock pursuant to Section 2.05(C)(i), to all other classes or series of the Corporation’s capital stock (now or hereafter authorized or issued), with respect to the payment of dividends and upon liquidation.

Section 2.02. Dividends.

(A) General Obligation; Accrual of Dividends. When and as declared by the Board of Directors of the Corporation, and to the extent permitted under the General Corporation Law of the State of Delaware, the Corporation will pay cash preferential cumulative dividends to the holders of the Series C Preferred Stock at the times and in the amounts provided for in this Section 2.02. Dividends on each share of Series C Preferred Stock will accrue cumulatively on a daily basis, from and including the date of issuance of such share of Series C Preferred Stock to but excluding the date on which the Redemption Price of such Series C Preferred Stock is paid in cash or on which full payment with respect to such shares shall have been made pursuant to any liquidation, dissolution or winding up of the Corporation, in each case whether or not such dividends shall have been declared and whether or not there shall be (at the time such dividends accrue or become payable or at any other time), profits, surplus or other funds of the Corporation legally available for the payment of dividends and whether or not there are other legal or contractual restrictions on the declaration or payment of dividends. Holders of the Series C Preferred Stock shall be entitled to receive such dividends prior and in preference to any declaration or payment of any dividend (including accrued dividends) on any Junior Security. The date on which the Corporation originally issues any share of Series C Preferred

Stock will be deemed to be its “date of issuance” regardless of the number of times transfer of such share of Series C Preferred Stock is made on the stock records of the Corporation, and regardless of the number of certificates which may be issued to evidence such share of Series C Preferred Stock (whether by reason of transfer or any other reason).

(B) Dividend Rate; Payment of Dividends. Dividends shall accrue on each share of Series C Preferred Stock from its date of issuance, compounded quarterly as provided below, at a rate per annum equal to ten percent (10%) of the Liquidation Value (as hereinafter defined) thereof (computed on the basis of the actual days elapsed in a year of 360 days). Dividends accrued on the Series C Preferred Stock shall be payable in cash on February 28, May 31, August 31 and November 30 in each year (or if any such day is not a Business Day, the immediately preceding Business Day) (each such date being referred to herein as a “Dividend Reference Date”), beginning August 31, 1993, unless prohibited to be paid under the Debt Agreements. To the extent not paid on any Dividend Reference Date for any reason, all dividends which have accrued on each share of Series C Preferred Stock then outstanding during the period from and including the immediately preceding Dividend Reference Date (or from and including the date of issuance in the case of the initial Dividend Reference Date) to such Dividend Reference Date will be added on such Dividend Reference Date to the Liquidation value of such share of Series C Preferred Stock (so that, without limitation, dividends shall thereafter accrue in respect of the amount of such accrued but unpaid dividends) and will remain a part thereof until such dividends are paid in full.

(C) Distribution of Partial Dividend Payments. If at any time the Corporation distributes less than the total amount of dividends then accrued with respect to the Series C Preferred Stock, such payment will be distributed among the holders of the Series C Preferred Stock, so that an equal amount will be paid with respect to each outstanding share of Series C Preferred Stock.

(D) Priority. Except (i) for payments made on the Closing Date or within thirty (30) days thereafter in connection with the Recapitalization, (ii) for Permitted Redemptions and (iii) as otherwise approved by the holders of Series C Preferred Stock pursuant to Section 2.05(B), so long as any share of Series C Preferred Stock shall remain outstanding, no dividend whatsoever shall be declared or paid upon or set apart for any Junior Security, nor shall any other distribution be made on any Junior Security, nor shall any Junior Security be redeemed, purchased or otherwise acquired by the Corporation or any subsidiary thereof nor shall any moneys be paid to, set aside or made available for a sinking fund for redemption, retirement or purchase or other acquisition of any Junior Security unless, in each instance, (x) full accumulated dividends on all outstanding shares of Series C Preferred Stock shall have been paid in full in cash for all dividend periods through and including the Dividend

Reference Date immediately preceding such payment date and (y) the ratio (the “Fixed Charge Coverage Ratio”) of (1) Earnings Before Interest, Taxes, Depreciation and Amortization for the four consecutive and most recently completed fiscal quarters of the Corporation to (2) the total of all Fixed Charges which are payable or are to be accrued by the Corporation or any of its Subsidiaries during the upcoming twelve-month period ensuing from the date as of which the ratio is calculated (without regard, in the case of both (1) and (2) above, to any purchase method accounting adjustments and assuming, in the case of floating rate debt, a rate of interest throughout such period which is equal to the rate of interest applicable as of the date of such calculation unless the pertinent debt instrument provides for contractually stated changes in the fixed interest, in which case the assumed interest rate shall be the average contractually-stated interest rate scheduled to be in effect for the period), is equal to or greater than 4.0 to 1.0.

(E) Limitation on Dividends Restrictions. The Corporation shall not, and shall not permit any Subsidiaries to, agree to any provision in any agreement (other than in the Debt Agreements) which would impose any restrictions on the Corporation’s right to declare and pay dividends on or make any mandatory redemption of the Series C Preferred Stock unless approved by the holders of Series C Preferred Stock in accordance with Section 2.05(A).

Section 2.03. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series C Preferred Stock will be entitled to be paid out of the assets of the Corporation available for distribution to stockholders (whether from capital, surplus, reserves or earnings), before any distribution or payment is made upon or set apart for any Junior Securities of the Corporation, an amount in cash equal to the aggregate Liquidation Value of all Series C Preferred Stock outstanding and the holders of the Series C Preferred Stock will not be entitled to any further payment. If upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation to be distributed among holders of the Series C Preferred Stock are insufficient to permit payment to such holders of the full Liquidation Value of such Series C Preferred Stock, then the entire assets of the Corporation to be distributed to such holders will be distributed ratably among such holders based upon the aggregate Liquidation Value of the Series C Preferred Stock held by each such holder. The Corporation will mail written notice of such liquidation, dissolution or winding up, not less than 30 days prior to the payment date stated therein, to each record holder of series C Preferred Stock on such date.

Section 2.04. Redemptions.

(A) Redemption at the Option of the Holders upon a Change of Control Event. Upon the occurrence of any Change of Control Event, each holder of Series C Preferred Stock shall have the right, at such holder’s option, to require the Corporation to redeem all or a portion of its shares of Series C Preferred Stock at the Redemption Price therefor. Such option under this Section 2.04(A) shall be exercised by any such holder by written notice to the Corporation given at any time from and after the thirtieth (30th) day before such Change of Control Event through the ninetieth (90th) day after such Change of Control Event (or, if later, through the thirtieth (30th) day after such holder receives written notice from the Corporation of such Change of Control Event), such written notice to specify that a demand for redemption under this Section 2.04(A) is being made and further specifying the date such redemption is to be made (which shall not be less than ten (10) days after receipt of such notice by the Corporation, but in no event earlier than the date of such Change of Control Event, except that such date may be the same date as a Change of Control Event if so requested by the holder). At least fifteen (15) days prior to the occurrence of a Change of Control Event, (other than the events specified in paragraphs (a) and (d) of the definition of “Change of Control Event,” in which case the notice specified below must be given within ten (10) days after the occurrence of such Change of Control Event), and not more than thirty (30) days before such Change of Control Event, the Corporation will give written notice to each holder of Series C Preferred Stock of the occurrence of such Change of Control Event and informing each such holder of its right to exercise an option to require a redemption under this Section 2.04(A).

(B) Redemption at the Option of the Holders upon a Public Offering. In addition to any of the Corporation’s obligations under any of the other provisions of this Section 2.04, each holder of Series C Preferred Stock shall also have the right, (at such holder’s option), to require redemption of the Series C Preferred Stock held by such holder under this Section 2.04(B) in accordance with the following: The corporation shall provide each bolder of Series C Preferred Stock with a written notice at least twenty (20) days and not more than sixty (60) days prior to any sales of capital stock of and by the Corporation or a subsidiary of the Corporation involving a registration of such securities under the Securities Act. Such written notice (1) shall state that a registered offering of capital stock or other equity securities of the Corporation or any subsidiary of the Corporation, or securities convertible or exchangeable into equity securities of the Corporation or any subsidiary of the Corporation (collectively, “Equity Securities”) is scheduled which may trigger a redemption under this Section 2.04(B), (ii) shall specify the proposed closing date for such offering and the expected redemption amount with respect to Series C Preferred Stock if redemption under this Section 2.04(B) is elected by the holders and (iii) shall state that each holder of Series C Preferred Stock has the right under this Section 2.04(B) to elect a redemption with respect to any shares of Series C Preferred Stock held by it in accordance with this Section 2.04(B). If at least ten (10) days prior to the date of any scheduled closing as set forth in such notice from the

Corporation, the Corporation receives from any holder of Series C Preferred Stock a written notice that such holder elects to exercise its option to require a redemption of all or a portion of the shares of Series C Preferred Stock held by it under this Section 2.04(B) out of the proceeds of such offering (which notice may specify a maximum number of shares of such holder’s Series C Preferred Stock to be redeemed out of such offering), then the Corporation shall redeem such shares of Series C Preferred Stock as provided in the following sentence. Upon the closing of any sales of Equity Securities involving a registration under the Securities Act, the Corporation shall on such closing date redeem an aggregate number of shares of Series C Preferred Stock at the Redemption Price therefor of all holders who elected a redemption under this Section 2.04(B) (pursuant to notice from such holders given as provided above), up to an aggregate amount equal to 100% of the Available Proceeds raised in such offering; the amount applied to shares of Series C Preferred Stock of holders electing redemption under this Section 2.04(B) shall be applied among such holders with respect to each such offering in proportion to the shares of Series C Preferred Stock held by each such holder.

(C) Optional Redemption by Corporation. Subject to any restrictions on redemptions of capital stock in the Debt Agreements and only to the extent that funds are legally available therefor, the Corporation may, upon its giving of the written notice referred to in the next sentence, redeem the Series C Preferred Stock, at its option, in whole or in part, at any time or from time to time, at a redemption price equal to the Redemption Price. The Corporation will deliver written notice of such redemption not less than thirty (30) and not more than sixty (60) days prior to the Redemption Date stated therein to each record holder of Series C Preferred Stock. If less than all the outstanding shares of Series C Preferred Stock are being redeemed pursuant to this Section 2.04(C), the shares of Series C Preferred Stock to be redeemed shall be allocated pro rata among the holders of the then outstanding shares of Series C Preferred Stock in accordance with Section 2.04(E) below.

(D) Redemption Price. Subject to Section 2.04(I) hereof, for each share of Series C Preferred Stock which is to be redeemed pursuant to Sections 2.04(A) or 2.04(B) or 2.04(C), the Corporation will be obligated on the applicable Redemption Date to pay, to the extent that there are funds legally available therefor, to the holder thereof (upon surrender of the certificate representing such shares of Series C Preferred Stock) an amount in cash equal to the applicable Redemption Price. If the funds of the Corporation legally available for redemption of Series C Preferred Stock on any Redemption Date in connection with a redemption pursuant to Section 2.04(A) or 2.04(B) are insufficient to redeem the total number of shares of Series C Preferred Stock to be redeemed on such Redemption Date, those funds which are legally available therefor will be used to redeem the maximum possible number of shares of Series C Preferred Stock ratably among the holders of the Series C Preferred Stock requesting to be redeemed in accordance with Section 2.04(E) below. The Corporation shall advise the holders of Series C Preferred Stock in writing of any such postponement in the payment of the Redemption Price on any Redemption Date in connection with a redemption pursuant to Section 2.04(A) or Section 2.04(B). At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series C Preferred Stock, such funds will immediately be used to redeem, to the maximum extent possible, the balance of the Series C Preferred Stock which the Corporation has become obligated to redeem on any such Redemption Date but which it has not redeemed, in each case in accordance with Section 2.04(E).

(E) Determination of the Number of Shares of Each Holder’s Preferred Stock to be Redeemed. In case of a redemption of only a part of the outstanding shares of Series C Preferred Stock, the number of shares of Series C Preferred Stock to be redeemed from each holder thereof in redemptions by the Corporation under Sections 2.04(A), 2.04(B) or 2.04(C) will be the- number of shares of Series C Preferred Stock, to the nearest whole share, determined by multiplying the total number of shares of Series C Preferred Stock to be redeemed from all holders of Series C Preferred Stock times a fraction, the numerator of which will be the total number of shares of Series C Preferred Stock then held by such holder and the denominator of which will be the total number of shares of Series C Preferred Stock then outstanding; but in the case of a redemption of shares of Series C Preferred Stock pursuant to Section 2.04(A) or Section 2.04(B), as the case may be, the shares of Series C Preferred Stock held by any holder shall not be redeemed to a greater extent than requested in such holder’s notice of an election of redemption given pursuant to Section 2.04(A) or Section 2.04(B), as the case may he, and if the amount so allocated to any holder would exceed the amount which such holder has elected to have redeemed under Section 2.04(A) or Section 2.04(B), as the case may be, then such excess amount shall be similarly allocated among the remaining holders until all holders have received the amount requested to be redeemed under Section 2.04(A) or Section 2.04(B), as the case may be.

(F) No Selective Repurchase Offers. Neither the Corporation nor any of its subsidiaries shall repurchase any outstanding shares of Series C Preferred Stock unless the Corporation either (i) offers to purchase all of the then outstanding shares of Series C Preferred Stock or (ii) offers to purchase shares of Series C Preferred Stock from the holders in proportion to the respective number of shares or Series C Preferred Stock held by each holder accepting such offer. In any such repurchase by the Corporation, if all shares of such Series C Preferred Stock are not being repurchased, then the number of shares of such Series C Preferred Stock offered to be repurchased shall be allocated among all shares of such Series C Preferred Stock held by holders which accept the Corporation’s repurchase offer so that such shares of Series C Preferred

Stock are repurchased from such holders in proportion to the respective number of such shares of Series C Preferred Stock held by each such holder which accepts the Corporation’s offer (or in such other proportion as agreed by all such holders who accept the Corporation’s offer). Nothing in this Section 2.04(F) shall (i) obligate a holder of shares of Series C Preferred Stock to accept the Corporation’s repurchase offer or (ii) prevent the Corporation from redeeming shares of Series C Preferred Stock in accordance with the terms of (and this Section 2.04(F) shall not apply to) Sections 2.04(A) through 2.04(E) hereof.

(G) Dividends After Redemption Date. No share of Series C Preferred Stock is entitled to any dividends accruing after its Redemption Date. On such Redemption Date all rights of the holder of such share of Series C Preferred Stock as a stockholder of the Corporation by reason of the ownership of such share will cease, and such share of Series C Preferred Stock will thereafter be deemed not to be outstanding.

(H) Redemption of Otherwise Acquired Shares. Any shares of Series C Preferred Stock which are redeemed or otherwise acquired by the Corporation or a subsidiary in any manner whatsoever, will be immediately retired and will not be reissued, sold or transferred.

(I) Redemption Subject to Debt Documents. Any redemption of shares of Series C Preferred Stock shall not be required to be made under Section 2.04(A) or Section 2.04(B) to the extent such redemption is prohibited by the terms of any Debt Agreement.

Section 2.05. Voting Rights. The outstanding shares of Series C Preferred Stock shall have no voting rights except as required by law and such additional voting rights as are set forth below:

(A) No amendment or modification will be binding or effective with respect to any provision of this Article FOURTH, Section (C)(2) of this Restated Certificate of Incorporation unless approved by the affirmative vote of the holders of at least sixty-five percent of the then outstanding shares of Series C Preferred Stock voting together as a separate class. Except as provided in subsection 2.05(B) below, any waiver of any provision applicable to Series C Preferred Stock shall be effective if, and only if, such waiver is obtained in writing from the holders of at least sixty-five percent of the then outstanding shares of Series C Preferred Stock.

(B) In addition to any other vote or consent of stockholders required by this Restated Certificate of Incorporation, the By-laws of the Corporation or by law, the affirmative vote of all the holders of the outstanding shares of Series C Preferred Stock, voting together as a separate class, shall be necessary to change the rate or time of payment of any dividends on, the time or amount of any redemption of, the amount of any payments upon liquidation of the Corporation with respect to, or any of the rights, preferences, privileges or limitations provided in Section

2.04(D), Section 2.03, or elsewhere in this Restated Certificate of Incorporation for the benefit of, shares of series C Preferred Stock or to amend Section 2.04 or this Section 2.05. Any waiver of any of the foregoing provisions shall be effective if, and only if, such waiver is obtained in writing from each of the holders of outstanding shares of Series C Preferred Stock.

(C) Unless the vote or consent of the holders of a greater number of shares shall be required by law, the affirmative vote of the holders of at least sixty-five percent of the outstanding shares of Series C Preferred Stock voting together as a separate class shall be necessary to;

(i) increase the number of authorized shares of Series C Preferred Stock or authorize or issue any additional shares of any series of Series C Preferred Stock or any shares of capital stock of the Corporation of any class or series, or any security or obligations convertible into or exchangeable for any capital stock of the Corporation of any class (including, without limitation, the Series C Preferred Stock), in each case ranking on a parity with or prior to the Series C Preferred Stock as to distribution of assets in liquidation or in right of payment of dividends; or

(ii) permit the sale, lease or conveyance of all or substantially all of the assets, property or business of the Corporation and its subsidiaries or the consolidation or merger of the Corporation or any Significant Subsidiary of the Corporation or any subsidiary thereof into any other Corporation or entity (other than a merger of any wholly-owned subsidiary or Significant Subsidiary with and into the Corporation or with another wholly-owned subsidiary or Significant Subsidiary) unless (x) the redemption option provided by Section 2.04(A) is available to the holders of the Series C Preferred Stock and the Redemption Date with respect to the shares of Series C Preferred Stock which the holders thereof have requested to be redeemed pursuant to section 2.04(A) in connection with a Change of Control Event shall have occurred prior to or contemporaneously with such Change of Control Event or (y) the Corporation shall have exercised its option to redeem all of the shares of Series C Preferred Stock then outstanding as provided by section 2.04(C) and the Redemption Date with respect to such shares of Series C Preferred Stock to be redeemed pursuant to Section 2.04(C) shall have occurred prior to or simultaneously with such transaction.

(D) (a) Upon the occurrence of an Event of Default at such time as the Liquidation Value of all then outstanding share of Series C Preferred Stock is equal to or greater than $5,000,000, (i) the size of the Board of Directors of the Corporation shall be increased by the smallest number of seats that is greater than 100% of the number of seats then comprising such Board and during the period (hereinafter in this Section

2.05(D) called the “Class Voting Period”) commencing upon the occurrence of such Event of Default and ending at such time upon which no Event of Default shall continue, the holders of at least sixty-five percent of all the outstanding shares of Series C Preferred Stock, by the affirmative vote in person or by proxy at a special meeting of stockholders called for such purpose (or at any adjournment thereof) by holders of at least twenty-five percent of the outstanding shares of Series C Preferred Stock or at any annual meeting of stockholders, or by written consent delivered to the Secretary of the Corporation, with the holders of such Series C Preferred Stock voting as a class and with each such share of Series C Preferred Stock having one vote, shall be entitled, as a class, to the exclusion of the holders of all other classes or series of capital stock of the Corporation, to elect such additional directors as are sufficient to constitute a majority of the directors of the Corporation, and (ii) the holders of the outstanding shares of Series C Preferred Stock shall have, in addition to any other right or power to vote as holders of Series C Preferred Stock provided for herein or by law, the right and power to vote on any question (other than the election of directors except as provided in (i) above and except for any right to vote for the election of directors as a holder of Common Stock) upon which, or in any proceeding at which, holders of Common Stock of the Corporation are entitled to vote (with the holders of such shares of Series C Preferred Stock and Common Stock voting together and not as a separate class) with each such share of Series C Preferred Stock being entitled to the number of votes equal to two (2) times (A) the number of shares of Common Stock of the Corporation then outstanding divided by (B) the number of shares of Series C Preferred Stock then outstanding.

(b) At any time when such voting right under this Section 2.05(D) shall have vested in the holders of shares of Series C Preferred Stock entitled to vote thereon, and if such right shall not already have been initially exercised, an officer of the Corporation shall, upon the written request of the holders of at least twenty-five percent of the shares of the Series C Preferred Stock then outstanding, addressed to the Treasurer of the Corporation, call a special meeting of holders of shares of the Series C Preferred Stock or of holders of all capital stock of the Corporation. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the Corporation or, if none, at a place designated by the Treasurer of the Corporation. If such meeting shall not be called by the proper officers of the Corporation within thirty (30) days after the personal service of such written request upon the Treasurer of the Corporation, or within thirty (30) days after mailing the same within the United States, by registered mail, addressed to the Treasurer of the Corporation at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the holders of record of at least twenty-five percent of the shares of Series C Preferred Stock then outstanding may designate in writing any person to call such meeting at the expanse of the Corporation, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders of the Corporation and shall be held at the same place as is elsewhere provided in this paragraph (b) or, if none, at a place designated by the person selected to call the meeting. Any holder of shares of Series C Preferred Stock then outstanding that would be entitled to vote at such meeting shall have access to the stock books of the Corporation for the purpose of causing a meeting of stockholders to be called pursuant to the provisions of this paragraph (b).

(c) Any director who shall have been elected by the holders of Series C Preferred Stock may be removed at any time during a Class Voting Period, by the holders of at least sixty-five percent of all of the outstanding shares of Series C Preferred Stock by vote in person or by proxy at a special meeting of stockholders called for such purpose by holders of at least twenty-five percent of the outstanding shares of Series C Preferred Stock. Any director who shall have been elected by the holders of Series C Preferred Stock may not be removed at any time during a Class Voting Period without the consent of the holders of at least sixty-five percent of all of the outstanding shares of Series C Preferred Stock. Any vacancy created by the removal, death or resignation of a director elected by the holders of Series C Preferred Stock may be filled during such Class Voting Period by the holders of at least sixty-five percent of all of the outstanding shares of Series C Preferred Stock by vote in person or by proxy at a special meeting of stockholders of the Corporation called for such purpose by holders of at least twenty-five percent of the outstanding shares of Series C Preferred Stock.

(d) At the end of the Class Voting Period, the holders of Series C Preferred Stock shall be automatically divested of all voting power vested in them under this Section 2.05(D) except as herein or by law expressly provided, subject always to the subsequent vesting hereunder of such voting power in the holders of Series C Preferred Stock upon the occurrence of any subsequent Event of Default. The term of any director elected pursuant to the provisions of this Section 2.05(D) shall in all events expire at the end of the Class Voting Period and the size of the Board shall be reduced accordingly.

(e) For purposes of this Section 2.05(D), “Common Stock” shall include any capital stock of the Corporation having voting power for the election of directors of the Corporation other than the Series C Preferred Stock.

Section 2.06. Covenants. At any time when any shares of Series C Preferred Stock are outstanding, without the approval of the holders of at least sixty-five percent of the then outstanding shares of Series C Preferred Stock given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a series, neither the Corporation nor any subsidiary of the Corporation shall incur, create or assume any indebtedness for borrowed money (other than senior secured indebtedness of the Corporation or any subsidiary of the Corporation incurred for working capital purposes) or issue any preferred stock unless, after giving effect to such incurrence or issuance, the Fixed Charge Coverage Ratio of the Corporation on a consolidated basis is equal to or greater than 1.0 to 1.0 for the immediately preceding tour fiscal quarters (giving pro forma effect throughout such period to such indebtedness incurred, created or assumed and such preferred stock issued since the end of such four fiscal quarters).

Section 2.07. Definitions. For purposes of this Restated Certificate of Incorporation the following terms shall have the following meanings:

“Available Proceeds” means an amount equal to (i) the aggregate cash proceeds to the Corporation or any subsidiary of the Corporation (net of any brokers’, dealers’, placement agents’ and underwriters’ fees and commissions, underwriters’ discount and any other offering expenses of the type required to be disclosed in Part II of a registration statement under Section 6 of the Securities Act) raised in any public offering of the Equity Securities of the Corporation or any subsidiary of the Corporation minus (ii) the amount of any mandatory or optional prepayments of indebtedness for borrowed money of the Corporation or any subsidiary of the Corporation made with the aggregate cash proceeds referred to in clause (i) above.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Change of Control Event” means the occurrence of any of the following events:

(a) (i) any transaction or series of transactions (including, without limitation, a tender offer, merger or consolidation) the result of which is that any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act), other than the Principals and their Related Parties or an entity controlled by the Principals and their Related Parties becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Securities Exchange Act) of more than fifty percent (50%) of the total aggregate voting power of all classes of the voting stock of the Corporation and/or warrants or options to acquire such voting stock, calculated on a fully diluted basis or (ii) during any period of two consecutive calendar years, individuals who at the beginning of such period constituted the Corporation’s Board of Directors (together with any new directors whose election by the Corporation’s Board of Directors or whose nomination for election by the Corporation’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office unless such majority of the directors then in office has been elected or nominated for election by the Principals or their Related Parties or any entities controlled by the Principals or their Related Parties or (iii) the Corporation ceases to own 100% of the outstanding capital stock and all warrants, options or other rights to acquire capital stock (but excluding any debt security convertible into or exchangeable for capital stock) of Finlay; or

(b) the Corporation and/or Finlay is materially or completely liquidated or is the subject of any voluntary or involuntary dissolution or winding up; or

(c) the Corporation no longer owns 100 of the capital stock of Finlay or any Significant Subsidiary of the corporation; or

(d) with respect to any indebtedness of the Corporation, Finlay or any direct or indirect subsidiary of the Corporation in an aggregate principal amount of at least $5,000,000, such indebtedness becomes due and payable prior to its maturity for any reason; or

(e) the sale, lease, transfer or other conveyance of all or substantially all of the consolidated assets, property, or business of the Corporation and its subsidiaries, or of Finlay and its subsidiaries, in a single transaction or series of related transactions; or

(f) the Corporation or any Significant Subsidiary of the Corporation is consolidated with or merged into any other Person, or any other Person (other than a wholly-owned subsidiary of the Corporation) is merged into or sells, leases or transfers all or substantially all of its property, assets or capital stock to the Corporation or any subsidiary of the Corporation.

“Closing Date” means May 26, 1993.

“Credit Agreement” shall mean the Credit Agreement among the Corporation, Finlay, various lenders and financial institutions and General Electric capital Corporation, individually and as Agent, dated as of May 26, 1993, as amended from time to time, together with the Loan Documents referred to therein and any renewal or extension thereof, or any agreement governing a substitute revolving credit facility

“Debentures” means the 12% Senior Discount Debenture due 2005 of the Corporation to be issued pursuant to the Debenture Indenture.

“Debenture Indenture” means the indenture dated as of May 26, 1993 between the Corporation and Marine Midland Bank, N.A., as trustee, under which the Debentures were issued.

“Debt Agreements” means (i) the Indentures (ii) the Notes, (iii) the Debentures, (iv) the Credit Agreement and (v) any refunding, refinancing or replacement of any of the foregoing or (vi) any other agreement or instrument evidencing or governing indebtedness for borrowed money of the Corporation or Finley permitted under section 2.06(A) hereof, in each case if the aggregate principal amount of indebtedness for borrowed money thereunder both (a) exceeds $5,000,000 and (b) when aggregated with all other indebtedness for money borrowed under such agreements or instruments, the aggregate amount of such indebtedness exceeds the cash and cash equivalents of the Corporation and Finlay by at least $5,000,000.

“Dividend Reference Date” shall have the meaning set forth in Section 2.02(B) hereof.

“Earnings Before, Interest, Taxes, Depreciation and Amortization” means the consolidated net income (or consolidated net loss) of the Corporation for any period, plus (i) all federal, state, local and foreign income taxes (but not taxes in the nature of an ad valorem, property tax or sales or excise tax) paid or accrued with respect to such period and (ii) all interest on any Indebtedness paid or accrued during such period and (iii) all charges taken for depreciation of fixed assets and amortization of intangible assets for such period.

“Event of Default” shall mean (i) an Event of Default as defined in the Credit Agreement or in either the Indentures or (ii) the failure by the Corporation to redeem shares of Series C Preferred Stock in accordance with the provisions of Section 2.04(A) or 2.04(B) hereof for any reason, including, without limitation, because such redemption is prohibited by any Debt Agreement, or (iii) the existence of any outstanding shares of Series C Preferred Stock on May 1, 2006.

“Finlay” means Finlay Fine Jewelry Corporation, a Delaware corporation, its successors and assigns.

“Fixed Charges” means the sum of all interest expense for such period, plus payments of principal on any long-term indebtedness payable during such period, plus all dividends on preferred stock and distributions (whether in cash or in kind, other than in the case of stock splits or reverse stock splits), and all stock redemptions, repurchases and retirements made during such period, all as determined with respect to such period according to generally accepted accounting principals consistently applied.

“Indentures” mean (i) the Debenture Indenture and (ii) the Note Indenture.

“Junior Security” means any equity security of any kind which the Corporation or any subsidiary of the Corporation at any time issues or is authorized to issue other than (i) the Series C Preferred Stock and (ii) any capital stock ranking prior to or on a parity with the Series C Preferred Stock and approved in accordance with Section 2.05(C)(i).

“Liquidation Value” of any share of Series C Preferred Stock as of any particular data will be equal to the sum of $100.00, payable in cash, plus an amount equal to the sum of (A) any unpaid dividends (whether or not earned or declared) on such share of Series C Preferred Stock added to the Liquidation Value of such share of Series C Preferred Stock on any Dividend Reference Date and not thereafter paid in cash, and (B) dividends accrued cumulatively on a daily basis from and including the next preceding Dividend Reference Date to but excluding the payment date in any liquidation, dissolution or winding up of the Corporation or the Redemption Date, as the case may be.

“Notes” shall mean the 10.625% Senior Notes due 2003 of Finlay.

“Note Indenture” means the indenture dated as of May 26, 1993 between Finlay and Marine Midland Bank, N.A., as trustee, under which the Notes were issued.

“Outstanding” or “outstanding” means when used with reference to shares of Series C Preferred Stock as of a particular time, all shares of Series C Preferred Stock theretofore duly issued except (i) shares of Series C Preferred Stock theretofore cancelled by the Corporation and (ii) shares of Series C Preferred Stock registered in the name of, as well as shares of Series C Preferred Stock owned beneficially by, the Corporation or any subsidiary of the Corporation.

“Permitted Redemption” means any repurchase of capital stock of the Corporation under any employment contract, severance plan or other equity compensation• plan if such contract or plan has been approved by the Board of Directors of the Corporation.

“Person” means an individual, a partnership, a corporation, a trust, an estate, a joint venture, an unincorporated organization or a government or any department or agency thereof.

“Principals” means David B. Cornstein, Harold S. Geneen, Ronald B. Grudberg, Robert S. Lowenstein, Thomas H. Lee, Equity-Linked Investors, L.P. and Equity-Linked Investors II.

“Purchase Agreement” means the Stock Purchase Agreement among the Corporation, Finlay, and the Purchasers named therein dated as of May 26, 1993, as amended from time to time, providing for the issue and sale to the Purchasers of Units of Series C Preferred Stock and Common Stock of the Corporation.

“Recapitalization” means the issue and sale of the Notes and Debentures, the sale of shares of Series C Preferred Stock and Common Stock of the Corporation pursuant to the Purchase Agreement, the entry by the Corporation into the Credit Agreement, the repurchase of all outstanding shares of Series A and Series B Preferred Stock of the Corporation, the repurchase of certain shares of Common Stock and options and warrants to purchase capital stock of the Corporation, the repayment of certain indebtedness of Finlay, and the transactions related thereto.

“Redemption Date” means with respect to any share of Series C Preferred Stock, the date that such share of Series C Preferred Stock is to be redeemed pursuant to Section 2.04 hereof; provided that no such date will be a Redemption Date unless the applicable Redemption Price is paid in full in cash on such date with respect to such share of Series C Preferred Stock, and if not so paid in full, the Redemption Date will be the date on which such Redemption Price is fully paid in cash pursuant to Section 2.04.

“Redemption Price” for any share of Series C Preferred Stock as of any particular date will be an amount equal to the Liquidation Value of such share of Series C Preferred Stock as of such date, plus, in the case of a redemption under Section 2.04(C) hereof, a premium equal to one percent (1%) of such Liquidation Value.

“Registration Statements” The Registration Statement for the Notes filed by Finlay with the Securities and Exchange commission (“SEC”) on May 19, 1993 (Registration No. 33-59380) and the Registration Statement for the Debentures filed by the Corporation with the SEC on May 19, 1993 (Registration No. 33-59434).

“Related Party” with respect to any Principal means (a) any controlling stockholder, general or limited partner, 80% (or more) owned subsidiary, or spouse or immediate family member (in the case of individual) of such Principal or (b) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules, regulations and interpretations thereunder.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules, regulations and interpretations thereunder.

“Significant Subsidiary” means any direct or indirect subsidiary of the Corporation owning ten percent (10%) or more of the assets or providing ten percent (10%) or more of the gross revenues or sales of the Corporation and its subsidiaries on a consolidated basis.

Section 2.08. Notices; Copies. All notices referred to herein, except as otherwise expressly provided, will be made by registered or certified mail, return receipt requested, telecopier or overnight air courier, postage prepaid and will be deemed to have been given only when delivered or, if sent by telecopier, when received. Copies of documents referenced herein will be made available by the Corporation upon request.

(3) Preferred Stock.

Authority is hereby expressly vested in the Board of Directors to adopt from time to time a resolution or resolutions providing for the issuance of Preferred Stock. Subject to any required approvals of the holders of capital stock contained in this Restated Certificate of Incorporation Preferred Stock may be issued in one or more class or series and may be with such voting powers, full or limited, or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such stock adopted by the Board of Directors.

Article II of the Bylaws

Meetings of Stockholders

SECTION 1. Place of Meeting. All meetings of the stockholders shall be held at the office of the Corporation or at such other places, within or without the State of Delaware, as may from time to time be fixed by the Board.

SECTION 2. Annual Meetings. The annual meeting of the stockholders for the election of directors and for the transaction of such other business as may properly be brought before the meeting shall be held on such date and at such hour as shall from time to time be fixed by the Board. Any previously scheduled annual meeting of the stockholders may be postponed by action of the Board taken prior to the time previously scheduled for such annual meeting of stockholders.

SECTION 3. Special Meetings. Except as otherwise provided in the Restated Certificate of Incorporation of the Corporation (the “Certificate”) or required by law, special meetings of the stockholders for any purpose or purposes may be called by the Chairman of the Board (the “Chairman”), the President or by a majority of the Whole Board. For the purposes of these By-laws the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. Only such business as is specified in the notice of any special meeting of the stockholders shall be brought before such meeting.

SECTION 4. Notice of Meetings. Except as otherwise provided in the Certificate or required by law, written notice of each meeting of the stockholders, whether annual or special, shall be given, either by personal delivery or by mail, not less than 10 nor more than 60 days before the date of the meeting to each stockholder of record entitled to notice of the meeting. If mailed, such notice shall be deemed given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Each such notice shall state the place, date and hour of the meeting, and the purpose or purposes for which the meeting is called. An affidavit of the Secretary or an Assistant Secretary or of the transfer agent of the Corporation that the Notice required by this Section 4 has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. Notice of any meeting of stockholders shall not be required to be given to any stockholder who shall attend such meeting in person or by proxy without protesting, prior to or at the commencement of the meeting, the lack of proper notice to such stockholder, or who shall waive notice thereof as provided in Article IX of these By-laws. Notice of adjournment of a meeting of stockholders need not be given if the time and place to which it is adjourned are announced at such meeting, unless the adjournment is for more than 30 days or, after adjournment, a new record date is fixed for the adjourned meeting.

SECTION 5. Quorum. Except as otherwise provided in the Certificate or required by law, the holders of issued and outstanding capital stock of the Corporation representing a majority of all votes entitled to be cast by the stockholders entitled to vote generally, present in person or by proxy, shall constitute a quorum for the transaction of business at any meeting of the stockholders; provided, however, that, except as otherwise provided in the Certificate or required by law, in the case of any vote to be taken by classes or series, the holders of a majority of the votes entitled to be cast by the stockholders of a particular class or series shall constitute a quorum for the transaction of business by such class or series.

SECTION 6. Adjournments. The holders of a majority of the votes entitled to be cast by the stockholders who are present in person or by proxy may adjourn the meeting from time to time whether or not a quorum is present. In the event that a quorum does not exist with respect to any vote to be taken by a particular class, the holders of a majority of the votes entitled to be cast by the stockholders of such class who are present in person or by proxy may adjourn the meeting with respect to the vote(s) to be taken by such class. At any such adjourned meeting at which a quorum may be present, any business may be transacted which might have been transacted at the meeting as originally called.

SECTION 7. Order of Business. At each meeting of the stockholders, the Chairman, or in the absence of the Chairman, the President, or in the absence of both the Chairman and the President, such person as shall be selected by the Board shall act as chairman of the meeting. The order of business at each such meeting shall be as determined by the chairman of the meeting. The chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting, including, without limitation, the establishment of procedures for the maintenance of order and safety, limitations on the time allotted to questions or comments on the affairs of the Corporation, restrictions on entry to such meeting after the time prescribed for the commencement thereof and the opening and closing of the voting polls.

At any annual meeting of stockholders, only such business shall be conducted as shall have been brought before the annual meeting (i) by or at the direction of the chairman of the meeting or (ii) by any stockholder who is a holder of record at the time of the giving of notice to the Corporation of the intent of such stockholder to bring such business before the meeting and who is entitled to vote at the meeting.

SECTION 8. List of Stockholders. It shall be the duty of the Secretary or other officer who has charge of the stock ledger to prepare and make, at least 10 days before each meeting of the stockholders, a complete list of the stockholders entitled to vote thereat, arranged, in alphabetical order, and showing the address of each stockholder and the number of shares registered in such stockholder’s name. Such list shall be produced and kept available at the times and places required by law.

SECTION 9. Voting. Each stockholder entitled to vote at any meeting of stockholders may authorize not in excess of three persons to act for such stockholder by proxy. Any such proxy shall be delivered to the secretary of such meeting at or prior to the time designated for holding such meeting, but in any event not later than the time designated in the order of business for so delivering such proxies. No such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.

At each meeting of the stockholders, unless otherwise provided in the Certificate or these By-laws or required by law, (i) all corporate actions (other than the election of directors) to be taken by vote of the stockholders shall be authorized by the affirmative vote of a majority of the votes cast by the stockholders entitled to vote thereon who are present in person or represented by proxy, and (ii) where a separate vote by class is required, by the affirmative vote of a majority of the votes cast by the stockholders of such class who are present in person or represented by proxy shall be the act of such class. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

All elections of directors shall be by written ballot, unless otherwise provided in the Certificate or required by law. In voting on any other question on which a vote by ballot is required by law, or is demanded by any stockholder entitled to vote, the voting shall be by ballot. Each ballot shall be signed by the stockholder voting or the stockholder’s proxy and shall state the number of shares voted. On all other questions, the voting may be viva voce. Unless required by law or determined by the chairman of the meeting to be advisable, the vote on any matter, including the election of directors, need not be by written ballot. In the case of a vote by written ballot, each ballot shall be signed by the stockholder voting, or by such stockholder’s proxy, and shall state the number of shares voted.

SECTION 10. Inspectors. The chairman of the meeting shall appoint two or more inspectors to act at any meeting of stockholders. Such inspectors shall perform such duties as shall be specified by the chairman of the meeting. Inspectors need not be stockholders. No director or nominee for the office of director shall be appointed such inspector.

Article VI of the Bylaws

Capital Stock

SECTION 1. Certificates for Shares. Certificates representing shares of stock of each class of the Corporation, whenever authorized by the Board, shall be in such form as shall be approved by the Board. The certificate representing shares of stock of each class shall be signed by, or in the name of, the Corporation by the Chairman or the President, or any Vice-President and by the Secretary or any Assistant Secretary or the Treasurer or any Assistant Treasurer of the Corporation, and sealed with the seal of the Corporation, which may be a facsimile thereof. Any or all such signatures may be facsimiles if countersigned by a transfer agent or registrar. Although any officer, transfer agent or registrar whose manual or facsimile signature is affixed to such a certificate ceases to be such officer, transfer agent or registrar before such certificate has been issued, it may nevertheless be issued by the Corporation with the same effect as if such officer, transfer agent or registrar were still such at the date of its issue.

The stock ledger and blank share certificates shall be kept by the Secretary or by a transfer agent or by a registrar or by any other officer or agent designated by the Board.

SECTION 2. Transfer of Shares. Transfer of shares of stock of each class of the Corporation shall be made only on the books of the Corporation by the holder thereof, or by such holder’s attorney thereunto authorized by a power of attorney duly executed and filed with the Secretary or a transfer agent for stock, if any, and on surrender of the certificate or certificates for such shares properly endorsed or accompanied by a duly executed stock transfer power (or by proper evidence of succession, assignment or authority to transfer) and the payment of any taxes thereon; provided, however, that the Corporation shall be entitled to recognize and enforce any lawful restriction on transfer. The person in whose name shares are registered on the books of the Corporation shall be deemed the owner thereof for all purposes as regards the Corporation; provided, however, that whenever any transfer of shares shall be made for collateral security and not absolutely, and written notice thereof shall be given to the Secretary or to such transfer agent, such fact shall be stated in the entry of the transfer. No transfer of shares shall be valid as against the Corporation, its stockholders and creditors for any purpose, except to render the transferee liable for the debts of the Corporation to the extent provided by law, until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.

SECTION 3. Registered Stockholders and Addresses of Stockholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its records as the owner of shares of stock to receive dividends and to vote as such owner, shall be entitled to hold liable for calls and assessments a person registered on its records as the owner of shares of stock and shall not be bound to recognize any equitable or other claim to or interest in such share or shares of stock on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Delaware General Corporation Law.

Each stockholder shall designate to the Secretary or transfer agent of the Corporation an address at which notices of meetings and all other corporate notices may be served or mailed to such person, and, if any stockholder shall fail to designate such address, corporate notices may be served upon such person by mail directed to such person at such person’s post office address, if any, as the same appears on the stock record books of the Corporation or at such person’s last known post office address.

SECTION 4. Lost, Destroyed and Mutilated Certificates. The holder of any share of stock of the Corporation shall immediately notify the Corporation of any loss, theft, destruction or mutilation of the certificate therefor; the Corporation may issue to such holder a new certificate or certificates for shares, upon the surrender of the mutilated certificate or, in the case of loss, theft or destruction of the certificate, upon satisfactory proof of such loss, theft or destruction; the Board, or a committee designated thereby, or the transfer agents and registrars for the stock, may, in their discretion, require the owner of the lost, stolen or destroyed certificate, or such person’s legal representative, to give the Corporation a bond in such sum and with such surety or sureties as they may direct to indemnify the Corporation and said transfer agents and registrars against any claim that may be made on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

SECTION 5. Regulations. The Board may make such additional rules and regulations as it may deem expedient concerning the issue and transfer of certificates representing shares of stock of each class of the Corporation and may make such rules and take such action as it may deem expedient concerning the issue of certificates in lieu of certificates claimed to have been lost, destroyed, stolen or mutilated.

SECTION 6. Fixing Date for Determination of Stockholders of Record. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment or any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which shall not be more than 60 nor less than 10 days before the date of such meeting, nor more than 60 days prior to any other action. A determination of stockholders entitled to notice of or to vote at a meeting of the stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

SECTION 7. Transfer Agents and Registrars. The Board may appoint, or authorize any officer or officers to appoint, one or more transfer agents and one or more registrars.